Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of GPAQ Acquisition Holdings, Inc. on Amendment No. 2 to Form S-4 [File No. 333-234655] of our report dated March 18, 2019 with respect to our audits of the financial statements of Gordon Pointe Acquisition Corp. as of December 31, 2018 and 2017, for the year ended December 31, 2018, and for the period from April 12, 2017 (inception) through December 31, 2017, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
February 7, 2020